KINETICS MUTUAL FUNDS, INC. and KINETICS PORTFOLIOS TRUST
FOURTH AMENDMENT TO THE
TRANSFER AGENT SERVICING AGREEMENT

THIS FOURTH AMENDMENT dated as of this 15h day of December, 2006, to the Transfer Agent Servicing Agreement, dated January 1, 2002, as amended March 7, 2002, July 24, 2002 and December 13, 2005, is entered by and among Kinetics Mutual Funds, Inc., a Maryland corporation, Kinetics Portfolios Trust, a Delaware business trust and U.S. Bancorp Fund Services, LLC, a Wisconsin limited liability company.

RECITALS

WHEREAS, the parties have entered into a Transfer Agent Servicing Agreement dated as of January 1, 2002, as previously amended (the “Agreement”); and

WHEREAS, the parties desire to amend the Agreement; and

WHEREAS, Section 12 of the Agreement allows for its amendment by a written instrument executed by the parties;

NOW, THEREFORE, the parties agree as follows:

Exhibit A, the fee schedule of the Agreement, is hereby superseded and replaced with Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

KINETICS MUTUAL FUNDS, INC.	U.S. BANCORP FUND SERVICES, LLC

By: /s/ Peter B. Doyle	By: /s/ Michael R. McVoy

Name: Peter B. Doyle	Name: Michael R. McVoy

Title: President	Title: Senior Vice President

KINETICS PORTFOLIOS TRUST

By: /s/ Peter B. Doyle

Name: Peter B. Doyle

Title: President